EXHIBIT 5.1

[LETTERHEAD OF GREENBERG TRAURIG, LLP]

November 14, 2006

Board of Directors
Image Entertainment, Inc.
20525 Nordhoff Street, Suite 200
Chatsworth, California 91311

Re:  Registration Statement on Form S-3

Gentlemen:

We have acted as counsel to Image Entertainment, Inc. (the “Company”) in connection with the proposed registration of 5,843,545 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on November 14, 2006.

In so acting, we have examined the Registration Statement and copies of such corporate records, agreements, documents and instruments, and such certificates or comparable documents of public officials and governmental authorities and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion, we have relied upon certifications or comparable representations of officers and representatives of the Company, and upon the representations and warranties of the parties contained in the purchase agreements for the Shares. We have further assumed the due authorization, execution and delivery of all agreements by the parties thereto.

Our representation of the Company is necessarily limited to such matters referred to us from time to time by representatives of the Company. Accordingly, we do not have and you should not infer from our representation of the Company in this particular instance that we have any knowledge of the Company’s affairs or transactions other than as expressly set forth in this opinion letter.

The opinions contained in this opinion letter merely constitute expressions of our reasoned professional judgment regarding the matters of law addressed herein and neither are intended nor should they be construed as a prediction or guarantee that any court or other public or governmental authority will reach any particular result or conclusion as to the matters of law addressed herein.

Based on the foregoing, and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.  The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

2.  The Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the prospectus which is a part of the Registration Statement, will be validly issued, fully paid and nonassessable.

As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the authorization, issuance and sale of the Shares.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm which appears in the Prospectus constituting a part thereof under the caption “Legal Matters.” In furnishing this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. We assume no obligation to advise you of any changes to the foregoing subsequent to the delivery of this opinion.

Very truly yours,

/s/ GREENBERG TRAURIG

Greenberg Traurig, LLP